Independent Auditors' Consent



The Board of Directors
Charter Financial, Inc.
Sparta, Illinois:

We consent to incorporation by reference in the registration statement (No. 333-20173) on Form S-8 of Charter Financial, Inc. of our report dated November 3, 1997, relating to the consolidated balance sheets of Charter Financial, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report is incorporated by reference in the September 30, 1997 annual report on Form 10-K of Charter Financial, Inc.

                                                       /s/KPMG Peat Marwick, LLP
                                                       -------------------------
                                                          KPMG Peat Marwick, LLP

St. Louis, Missouri
December 29, 1997